Exhibit 99.2

[Winn-Dixie Supplier Letter]

January [13], 2012

Dear [INSERT SUPPLIER NAME],

Since the announcement of our intent to merge, Winn-Dixie and BI-LO have been focused on making some decisions regarding the roles and responsibilities of the combined company’s senior leadership.

[Earlier today / Recently] it was announced that Randall Onstead, chairman of BI-LO, will be appointed the CEO and president of the combined company. This appointment will become effective upon completion of the merger, which we expect to close within 60 to 120 days of the announcement on December 19. Until then, Peter Lynch will continue to serve as CEO of Winn-Dixie. Shortly thereafter, he will resign from Winn-Dixie after helping Randall with the transition for some period of time.

Working in the retail food industry for almost 30 years, Randall understands the grocery business, and more importantly, deeply appreciates Winn-Dixie’s strengths and the opportunities ahead of us to build on our successes and realize our goals.

In a recent company memo, Peter wrote, “Randall shares my passion for this business, our guests and creating a winning team with you. I am confident that Winn-Dixie will be in good hands.” Peter also expressed to us that he is very supportive of this merger and wholeheartedly believes that it is the next major accomplishment we will achieve together.

As important as this new development is for our business, this will have no impact on the day-to-day operations of Winn-Dixie or our relationships with you. The Center Store and Fresh teams will continue to partner with you.

We believe that this transaction will only serve to strengthen our partnership with our suppliers. As part of a stronger and more efficient company, we will have a larger distribution platform that will allow us to offer our guests an even wider variety of products with the great service they have come to expect.

As always, if you have any questions or wish to discuss this matter further, please feel free to contact [your usual Winn-Dixie representative / me personally at XXX-XXX-XXXX].

Sincerely,

[NAME

TITLE]

Winn-Dixie Stores, Inc.        |        5050 Edgewood Court        |        Jacksonville, Florida 32254        |        Phone (904) 783-5000

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

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